UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2009

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Texas	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Imperial Square P.O. Box 9 Sugar Land, Texas	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 10, 2009, Imperial Sugar Company (the “Company”) (i) amended and restated its employment arrangement and entered into an Executive Employment Agreement with John C. Sheptor, its President and Chief Executive Officer, and (ii) entered into Severance and Change of Control Agreements with each of Patrick D. Henneberry and Louis T. Bolognini, its Senior Vice President - Commodities Management and Senior Vice President, Secretary and General Counsel, respectively, to combine and replace each of their existing severance agreements and change of control agreements.

The new Executive Employment Agreement with Mr. Sheptor conforms to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations (“Section 409A”) and contains provisions regarding timing of taxable reimbursement payments for purposes of compliance with Section 409A. Other significant changes include the following:

•

Both the Company and Mr. Sheptor must provide 15 days notice to terminate employment, except that if the Company terminates Mr. Sheptor’s employment for cause, the 15-day notice period does not apply, but the notice must include a resolution by the Board of Directors determining that cause exists.

•	Mr. Sheptor’s current base salary of $577,500 is reflected in the new Executive Employment Agreement.

•	Upon termination due to disability or death, Mr. Sheptor or his estate will receive salary and accrued benefits through date of disability or death.

•

Upon a termination without cause or for good reason, Mr. Sheptor will be paid a pro rata target bonus based on actual achievement of performance objectives as determined by the Executive Compensation Committee of the Company, rather than a pro rata target bonus, in order to preserve deductibility of the bonus under Section 162(m) of the Internal Revenue Code.

•

The new Executive Employment Agreement provides for non-disclosure of confidential business information during employment and for one year after termination, and that for one year after termination, Mr. Sheptor may not engage in a “similar business to the Company”, solicit any fees or business from the Company’s business contacts, or make any statements or perform any acts damaging to the Company’s reputation or business interests. If the Company fails to make any payments under the new Executive Employment Agreement, these non-competition provisions are no longer binding on Mr. Sheptor. If Mr. Sheptor violates the covenants in the new Executive Employment Agreement, he agrees to forfeit his right to benefits thereunder and to reimburse the Company for any amounts already paid.

The Severance and Change of Control Agreements with each of Mr. Henneberry and Mr. Bolognini combine, amend and restate the provisions of the prior severance agreements and change of control agreements and conform to the requirements of Section 409A by requiring each executive to sign a release of liability within 30 days after an involuntary termination in order to receive a severance payment. Other significant changes from the prior agreements include the following:

•

The initial term of the Severance and Change of Control Agreements is 12 months, with automatic one-year renewals, and the Board of Directors must provide 90 days written notice of non-renewal, rather than an initial term of 18 months with a 15-day notice of non-renewal, as was provided in the prior change of control agreements.

•

The definition of “Cause” in the Severance and Change of Control Agreements reflects the definition in the prior change of control agreements, which includes: (i) failure to make a good faith effort to carry out a lawful directive of the Board of Directors or a supervisor, (ii) any act reasonably expected to result in conviction of a crime (other than minor traffic violations) involving moral turpitude, (iii) use of alcohol, narcotics, or other controlled substances which could reasonably be expected to become materially injurious to the reputation or business of the Company or impairs the executive’s performance of duties to the Company, or (iv) engaging in acts of dishonesty which could reasonably be expected to adversely affect the Company, rather than the definition of “Cause” in the prior severance agreements, which was limited to gross and deliberate disregard of the executive’s duties and responsibilities or engaging in acts of dishonesty constituting a felony which adversely affect the Company.

•

The Severance and Change of Control Agreements adopt the more limiting restrictive covenants from the prior severance agreements, which provided that, for one year after termination, the executive may not engage in a “similar business to the Company”, solicit any fees or business from the Company’s business contacts, or make any statements or perform any acts damaging to the Company’s reputation or business interests, except that these prohibitions apply for only six months after an involuntary termination of employment following a change of control.

The foregoing descriptions of the Executive Employment Agreement of Mr. Sheptor and the Severance and Change of Control Agreements with each of Mr. Henneberry and Mr. Bolognini are qualified in their entirety by reference to the agreements, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement dated August 10, 2009 between the Company and John C. Sheptor.

10.2	Severance and Change of Control Agreement dated August 10, 2009 between the Company and Patrick D. Henneberry.

10.3	Severance and Change of Control Agreement dated August 10, 2009 between the Company and Louis T. Bolognini.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: August 13, 2009	By:	/s/ Louis T. Bolognini
Louis T. Bolognini
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement dated August 10, 2009 between the Company and John C. Sheptor.

10.2	Severance and Change of Control Agreement dated August 10, 2009 between the Company and Patrick D. Henneberry.

10.3	Severance and Change of Control Agreement dated August 10, 2009 between the Company and Louis T. Bolognini.